Exhibit 27-(h)(2)(c): Amendment dated as of October 11, 2000 to the Participation Agreement by and among ReliaStar Life Insurance Company, The Alger American Fund and Fred Alger Management, Inc.

October 11, 2000 AMENDMENT TO
PARTICIPATION AGREEMENT AMONG
THE ALGER AMERICAN FUND,
FRED ALGER MANAGEMENT, INC., and
RELIASTAR LIFE INSURANCE COMPANY

    This amendment to the August 8, 1997 Participation Agreement, among The Alger American Fund, Fred Alger Management, Inc., and ReliaStar Life insurance Company is made for the purpose of modifying Schedules A and B thereto by incorporating all of the following asset accounts to Schedule A therein:

ReliaStar Select*Life Variable Account	Select*Life II
Select*Life III
Variable Estate Design (formerly SVUL)
FlexDesign
Accumulation SVUL

ReliaStar Select Variable Account	Select*Annuity III
Advantage SE Variable Annuity

And by including all portfolios of The Alger American Fund in Schedule B, thereby making all of them available to all asset accounts listed in Schedule A, as amended, to-wit:

The Alger American Fund
- Alger American Balanced Portfolio
- Alger American Income & Growth Portfolio
- Alger American Small Capitalization Portfolio
- Alger American Growth Portfolio
- Alger American MidCap Growth Portfolio
- Alger American Leveraged AllCap Portfolio

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of this date, October 11, 2000.

THE ALGER AMERICAN FUND
By: /s/ Gregory Duch
Name: Gregory S. Duch
Title: Treasurer

FRED ALGER MANAGEMENT, INC.
By: /s/ Gregory Duch
Name: Gregory S. Duch
Title: Executive Vice President

RELIASTAR LIFE INSURANCE COMPANY
By: /s/ John Johnson
Name: John Johnson
Title: Vice President

RELIASTAR LIFE INSURANCE COMPANY
By: /s/ Jeryl A. Millner
Name: Jeryl A. Millner
Title: 2nd VP - Controller